Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-57342, No. 333-69799, No. 333-69801, No. 333-22263, No. 33-58481, No. 33-87012, No. 333-123362 and No. 333-123363 on Form S-8, Registration Statement No. 33-59427 on Form S-3 and Post-Effective Amendment No. 4 to Registration Statement No. 33-58278 on Form S-2 of our report dated July 25, 2005, October 5, 2007 as to the effects of the restatement discussed in Note 3 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 3), relating to the financial statements and financial statement schedules of Butler International, Inc. appearing in this Annual Report on Form 10-K of Butler International, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche, LLP

Parsippany, New Jersey
October 5, 2007

103